The Audit Committee and the Board of Trustees selected a new independent auditor for the Exchange
Traded Concepts Trust (the Trust), formerly
FaithShares Trust, in connection with various changes that were then being considered for the Trust. On May 24, 2011, the Audit Committee of the
Board of Trustees of the Trust appointed, and the Board of Trustees ratified and approved, Cohen Fund
Audit Services, LTD as the independent registered public accounting firm of the Trust for the fiscal year ending July 31, 2011. Prior to the Trusts fiscal year ended July 31, 2011, the Trusts financial statements were audited by a different independent registered public accounting firm, KPMG
LLP (the Prior Auditor).

The Audit Committee approved and the Board of Trustees ratified and approved the dismissal of the Prior Auditor as the independent registered public accounting firm of the Trust on and effective as of May 24, 2011. During the fiscal period ended July
31, 2010, there were no: (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditors satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The Prior Auditors report on the financial statements of the Trust as of and for the fiscal period ended July 31, 2010, did not contain an adverse or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

The Prior Auditors report on the financial statements of the Trust as of and for the fiscal period ended July 31, 2010, contained a separate paragraph stating that the Funds have a unified fee arrangement and are dependent on the operations of the Funds investment adviser, FaithShares Advisors, LLC, to pay all operating expenses of the Funds.
FaithShares Advisors, LLC is experiencing financial challenges and seeking additional sources of financing. These conditions raise substantial doubt about the Funds ability to continue as a going concern.


September 28, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for FaithShares Trust (the Trust) and, under the date of October 8, 2010, we reported on the financial statements of the Trust as of and for the period ended July 31, 2010. On May 24, 2010 we were dismissed. We have read the statements made by the Trust which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated
September 29, 2011, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP